Exhibit 99.1

NEWS RELEASE

February 20, 2018

AVANGRID Reports Full Year and Fourth Quarter 2017 Earnings Results and Provides 2018 Earnings Outlook

•	FY ’17 consolidated U.S. GAAP net income of $381 million, or $1.23 per share; consolidated non-U.S. GAAP adjusted net income of $682 million, or $2.20 per share

•	4Q ’17 consolidated U.S. GAAP net loss of $77 million, or $0.25 per share; consolidated non-U.S. GAAP adjusted net income of $188 million, or $0.61 per share

•	Executing on growth strategy - secured additional power purchase agreements in ’17

•	Pursuing the sale of the Gas Storage businesses, resulting in a net loss in the 4Q ’17

(Orange, CT – February 20, 2018) Today AVANGRID, Inc. (NYSE: AGR) reported consolidated U.S. GAAP net income of $381 million, or $1.23 per share, for the year ended December 31, 2017, compared to $632 million, or $2.04 per share, for the same period in 2016. Excluding the Gas Storage businesses and certain losses related to its sale, mark-to-market adjustments in the Renewables segment, restructuring charges, an impairment of an investment in Renewables, the impacts of tax reform and the sale of certain equity investments in 2016, non-U.S. GAAP consolidated adjusted net income was $682 million, or $2.20 per share, for the year ended December 31, 2017, compared to $643 million, or $2.08 per share, for the same period in 2016, a 6% increase.

For the fourth quarter ended December 31, 2017, AVANGRID reported consolidated U.S. GAAP net loss of $77 million, or $0.25 per share, compared to net income of $207 million, or $0.67 per share, for the same period in 2016. Excluding the items mentioned above, the non-U.S. GAAP consolidated adjusted net income for the fourth quarter of 2017 was $188 million, or $0.61 per share, compared to $207 million, or $0.67 per share, for the same period in 2016.

“We achieved consistent results in 2017 despite poor wind production below our forecast and the impact of an unplanned transmission outage that impacted one of our new wind farms,” commented James P. Torgerson, chief executive officer of AVANGRID. “Adjusted net income for the year improved 6% primarily due to the implementation of new rate plans, the contribution of new wind capacity and continued focus on operational excellence and best practices implementation with our Forward 2020 initiatives. As we look to 2018 and beyond, we will continue to execute on our long-term strategy of increasing renewable installed capacity and effectively managing our costs to become more efficient.”

Net income and earnings per share for the full year and fourth quarter of 2017 and 2016 on a U.S. GAAP basis and a non-U.S. GAAP adjusted basis are set forth below:

	GAAP Net Income (Loss) - $M
	Three Months ended December 31,			Year ended December 31,
$M	2017	2016	’17 vs ’16	2017	2016	’17 vs ’16
Networks	$124	$161	$(37)	$496	$480	$16
Renewables	218	(8)	226	333	114	218
Corporate	53	51	2	60	80	(20)
Gas Storage	(472)	4	(476)	(508)	(42)	(466)

Net Income	$(77)	$207	$(285)	$381	$632	$(251)

	GAAP Earnings (Loss) Per Share
	Three Months ended December 31,			Year ended December 31,
	2017	2016	’17 vs ’16	2017	2016	’17 vs ’16
Networks	$0.40	$0.52	$(0.12)	$1.60	$1.55	$0.05
Renewables	0.70	(0.03)	0.73	1.07	0.37	0.70
Corporate	0.17	0.16	0.01	0.19	0.26	(0.07)
Gas Storage	(1.53)	0.01	(1.54)	(1.64)	(0.14)	(1.50)

Earnings Per Share	$(0.25)	$0.67	$(0.92)	$1.23	$2.04	$(0.81)

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

	Non-GAAP Adjusted Net Income (Loss) - $M
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16
Networks	$133	$161	$(28)	$507	$482	$25
Renewables	6	(5)	11	120	100	20
Corporate	49	51	(2)	55	61	(7)

Adjusted Net Income	$188	$207	$(19)	$682	$643	$38

	Non-GAAP Adjusted Earnings (Loss) Per Share
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16
Networks	$0.43	$0.52	$(0.09)	$1.64	$1.56	$0.08
Renewables	0.02	(0.02)	0.04	0.39	0.32	0.06
Corporate	0.16	0.17	(0.01)	0.18	0.20	(0.02)

Adjusted Earnings Per Share	$0.61	$0.67	$(0.06)	$2.20	$2.08	$0.12

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

For additional information, see “Use of Non-U.S. GAAP Financial Measures” and “Reconciliation of Non-U.S. GAAP Financial Measures” at the end of the release.

The following results for AVANGRID’s business segments are reported in U.S. GAAP.

Avangrid Networks

Avangrid Networks earned $496 million, or $1.60 per share, in 2017, compared to $480 million, or $1.55 per share, in 2016. For the fourth quarter of 2017, Avangrid Networks earned $124 million, or $0.40 per share, compared to $161 million, or $0.52 per share, for the fourth quarter of 2016. Full year and fourth quarter 2016 earnings include interest expense related to $450 million of UIL Holdings Corporation debt in the amount of $8.6 million (after-tax), or $0.03 per share, and $1.9 million (after-tax), or $0.01 per share, respectively. This debt was moved from Avangrid Networks to Corporate at the end of 2016 and does not have an impact on consolidated results. Earnings for the full year and fourth quarter of 2017 compared to 2016 benefitted primarily from the implementation of new rate plans in New York and Connecticut, lower interest expense and favorable transmission true-ups, mainly offset by restructuring charges related to the Forward 2020 program and the reallocation of taxes due to the intercompany provision to return tax adjustments, which are offset in Corporate.

Avangrid Renewables

Avangrid Renewables earned $333 million, or $1.07 per share, in 2017, compared to $114 million, or $0.37 per share, for the same period in 2016. For the fourth quarter of 2017, Avangrid Renewables earned $218 million, or $0.70 per share, compared to a net loss of $8 million, or $0.03 per share, for the fourth quarter of 2016. Earnings for the full year and fourth quarter of 2016 include an unfavorable income tax adjustment, primarily related to the application of unitary tax adjustment in certain states, which was offset in Corporate. Earnings for the full year of 2017 compared to 2016 reflect the benefit of tax reform measurements of $301 million, improved wind production, though below our normal expectation, mainly offset by an impairment of an investment, increased depreciation expense related to a new project, mark-to-market adjustments and increased taxes due to a higher effective tax rate from the commitment to sell the gas storage and trading businesses, which are partially offset in Corporate.

Corporate

Corporate contributed $60 million, or $0.19 per share, in 2017, compared to $80 million, or $0.26 per share, for the same period in 2016. For the fourth quarter of 2017, Corporate contributed $53 million, or $0.17 per share, compared to $51 million, or $0.16 per share, for the fourth quarter of 2016. Results for the full year and fourth quarter of 2016 reflect a benefit from favorable income taxes, primarily related to the tax adjustments mentioned above. Results for the full year and fourth quarter of 2017 reflect an increase in interest expense compared to the full year of 2016 due to the transfer of UIL Holdings Corporation debt described above and primarily benefits related to the reallocation of taxes. In addition, the full year results for 2016 include the gain from the sale of our interest in the Iroquois Pipeline of $19 million (after-tax), or $0.06 per share.

Gas Storage

Gas Storage incurred a net loss of $508 million, or $1.64 per share, in 2017, compared to a net loss of $42 million, or $0.14 per share, for the same period in 2016. For the fourth quarter of 2017, Gas Storage incurred a net loss of $472 million, or $1.53 per share, compared to net earnings of $4 million, or $0.01 per share, for the fourth quarter of 2016.

In late 2017, AVANGRID committed to a plan to sell the gas storage and trading businesses and recorded the assets and liabilities associated with the businesses as assets held for sale. Results for the full year and fourth quarter of 2017 compared to 2016 reflect the recording of a loss on held for sale measurement in the amount of $463 million, (after-tax).

Outlook

AVANGRID’s U.S. GAAP consolidated earnings outlook for 2018 is projected to be $2.16-$2.46 per share. AVANGRID’s adjusted non-U.S. GAAP consolidated earnings outlook for 2018 is projected to be $2.22-$2.50 per share. AVANGRID believes the adjusted consolidated earnings outlook is useful in understanding and evaluating actual and projected financial performance of the company. Details of the earnings components of the outlook are summarized as follows, including a reconciliation to the U.S. GAAP earnings outlook for 2018 to the adjusted non-U.S. GAAP consolidated earnings outlook.

Outlook - Estimated EPS

As of February 20, 2018

	U.S. GAAP	Non-U.S. GAAP Adjusted(1)
Networks	$1.78 - $1.86	$1.78 - $1.86
Renewables	$0.55 - $0.70	$0.55 - $0.70
Corporate	($0.15) - ($0.05)	($0.15) - ($0.05)
Gas Storage	($0.06) - ($0.03)	N/A
EPS	$2.16 - $2.46	$2.22 - $2.50

Amounts may not add due to rounding; Estimates are not expected to be additive.

Assumes approx. 309.5 million shares outstanding

(1)	Adjusted EPS excludes the Gas Storage business. Renewables MTM is not excluded because it cannot be estimated.

2018 primary outlook assumptions include:

•	Sale of Gas Storage trading business closing in 1Q ’18 & Gas Storage facilities in 2Q ’18

•	~($0.06/share) loss of interest income at Corporate (reflecting recapitalization due to Gas Storage sale)

•	Normal wind

•	Earning allowed returns & into the sharing bands at the utilities through best practices & cost management

•	Renewables 590 MW COD in ’17, ~255 MW PPAs expiring during ’18

Webcast

AVANGRID will webcast audio-only financial presentations in conjunction with releasing fourth quarter and full year 2017 earnings on Tuesday, February 20, 2018 beginning at 8:30 A.M. Eastern time. The webcast will feature 2017 earnings and long-term outlook presentations from AVANGRID’s chief executive officer, James P. Torgerson and other members of the executive team, and can be accessed through the Investor Relations’ section of AVANGRID’s website at http://www.Avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Michael West Jr. 203-499-3858

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a diversified energy and utility company with approximately $32 billion in assets and operations in 27 states. The company owns regulated utilities and electricity generation assets through two primary lines of business, Avangrid Networks and Avangrid Renewables. Avangrid Networks is comprised of eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England. Avangrid Renewables operates more than 6 gigawatts of owned and controlled renewable generation capacity, primarily through wind and solar, in 22 states across the United States. AVANGRID employs approximately 6,800 people. For more information, visit www.avangrid.com.

Forward Looking Statements

Certain statements in this presentation may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “would,” “could,” “can,” “expect(s,)” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),”“assume(s),” “guide(s),” “target(s),” “forecast(s),” “are (is) confident that” and “seek(s)” or the negative of such terms or other variations on such terms or comparable terminology. Such forward looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on our business, results of operations or financial condition. Such statements are based upon the current reasonable beliefs, expectations, and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which is on file with the Securities and Exchange Commission (SEC) and available on our investor relations website at www.Avangrid.com and on the SEC website at www.sec.gov. Additional information will also be set forth in subsequent filings with the SEC. You should consider these factors carefully in evaluating for-ward looking statements. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this presentation whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, Avangrid considers certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP, including adjusted net income and adjusted earnings per share. The non-GAAP financial measures we use are specific to Avangrid and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries because it eliminates the impact of financing and certain non-cash charges as well as allow for an evaluation of Avangrid with a focus on the performance of its core operations. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We provide adjusted net income and adjusted earnings per share, which are adjusted to reflect the effect of mark-to-market changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, adjustments for the non-core Gas Storage business including certain losses related to its sale, adjustments to remove impacts of the Tax Act, the impairment of certain investments, excludes the sale of certain equity investments, and restructuring charges primarily associated with reorganizing to better align our people resources with business demands and priorities as part of the Forward 2020 program. We believe adjusted net income is useful in understanding and evaluating actual and projected financial performance and contribution of Avangrid core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also provide adjusted earnings per share, which is adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to Avangrid, and should be considered only as a supplement to AVANGRID’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools. Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Avangrid, Inc.

Condensed Consolidated Statements of Income

(In Millions except per share amounts)

(Unaudited)

	Three Months ended		Year ended
	December 31,		December 31,
($M)	2017	2016	2017	2016
Operating Revenues	$1,533	$1,491	$5,963	$6,018

Operating Expenses
Purchased power, natural gas and fuel used	381	325	1,338	1,286
Operations and maintenance	578	544	2,211	2,206
Impairment of non-current assets	642	—	642	—
Depreciation and amortization	216	183	824	804
Taxes other than income taxes	141	133	563	528

Total Operating Expenses	1,958	1,185	5,578	4,824

Operating (Loss) Income	(425)	306	385	1,194

Other Income and (Expense)
Other income	23	4	58	76
Earnings (losses) from equity method investments	(43)	3	(40)	7
Interest expense, net of capitalization	(70)	(56)	(280)	(268)

Income (Loss) Before Income Tax	(515)	257	123	1,009

Income tax (benefit) expense	(438)	48	(259)	377

Net (Loss) Income	(77)	209	382	632

Less: Net income attributable to noncontrolling interests	—	—	1	—

Net (Loss) Income Attributable to Avangrid, Inc.	$(77)	$209	$381	$632

Earnings (losses) per Common Share, Basic:	$(0.25)	$0.67	$1.23	$2.04

Earnings (losses) per Common Share, Diluted:	$(0.25)	$0.67	$1.23	$2.04

Weighted-average Number of Common Shares Outstanding (M):
Basic	309.5	309.5	309.5	309.5
Diluted	309.7	310.0	309.7	309.8

Amounts may not add due to rounding

Operating revenues and income tax expense for the year ended December 31, 2016 include increases for unfunded future income taxes that were adjusted in the amount of $126 million to reflect the change from a flow through to normalization method following the approval of the Joint Proposal by the New York State Public Service Commission. This item does not impact net income for the period.

Avangrid, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
($M)	2017	2016
ASSETS
Current assets	$2,260	$2,252
Net property, plant & equipment in service	21,244	20,077
Total property, plant & equipment	22,669	21,548
Regulatory assets	2,738	3,091
Goodwill	3,127	3,124
Other assets	877	1,294

Total Assets	$31,671	$31,309

LIABILITIES AND EQUITY
Current liabilities	3,160	2,712
Regulatory liabilities	3,559	2,318
Other non-current liabilities	4,660	6,561
Non-current debt	5,196	4,510

Total Liabilities	16,575	16,101

EQUITY
Common stock	3	3
Additional paid-in-capital	13,653	13,653
Treasury stock	(8)	(5)
Retained earnings	1,475	1,630
Accumulated other comprehensive loss	(46)	(86)

Total Stockholders’ Equity	15,077	15,195

Noncontrolling interests	19	13
Total Equity	15,096	15,208

Total Liabilities & Equity	$31,671	$31,309

Amounts may not add due to rounding

Avangrid, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Year Ended
	December 31,
$M	2017	2016
Cash Flow from Operating Activities:
Net income	$382	$632

Net Cash Provided by Operating Activities	1,763	1,561

Cash Flow from Investing Activities:
Capital expenditures	(2,416)	(1,707)
Contributions in aid of construction	57	69
Proceeds from sale of property, plant and equipment	12	50
Proceeds from sale of equity method and other investment	—	57
Receipts from affiliates	—	6
Cash distribution from equity method investments	4	6
Other investments and equity method investments, net	2	(8)

Net Cash Used in Investing Activities	(2,341)	(1,527)

Cash Flow from Financing Activities:
Non-current note issuance	888	493
Repayments of non-current debt	(305)	(355)
Receipts (repayments) of other short-term debt, net	625	(2)
Payments on tax equity financing arrangements	(113)	(88)
Repayments of capital leases	(33)	(12)
Repurchase of common stock	(3)	(5)
Issuance of common stock	(1)	(2)
Transaction with noncontrolling interests	5	—
Dividends paid	(535)	(401)

Net Cash Provided by (Used in) Financing Activities	528	(372)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(50)	(338)

Cash, Cash Equivalents and Restricted Cash, beginning of period	96	434

Cash, Cash Equivalents and Restricted Cash, end of period	$46	$96

Amounts may not add due to rounding

Reconcilation of Non-U.S. GAAP Financial Measures

Avangrid, Inc.

Reconciliation of Non-GAAP Adjusted Net Income (Loss) - $M

(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2017	2016	’17 vs ’16	2017	2016	’17 vs ’16
Networks	$124	$161	$(37)	$496	$480	$16
Renewables	218	(8)	226	333	114	218
Corporate	53	51	2	60	80	(20)
Gas Storage	(472)	4	(476)	(508)	(42)	(466)

Net Income	$(77)	$207	$(285)	$381	$632	$(251)
Adjustments:
Sale of equity method investment	—	—	—	—	(36)	36
Restructuring charges	18	—	18	20	—	20
Impairment of equity method and other investment	49	—	49	49	3	46
Mark-to-market adjustments - Renewables	17	5	12	15	(20)	35
Loss from held for sale measurement	642		642	642	—	642
Impact of the Tax Act	(328)		(328)	(328)	—	(328)
Income tax impact of adjustments*	(162)	(2)	(160)	(162)	22	(185)
Gas Storage, net of tax	29	(4)	32	64	42	22

Adjusted Net Income	$188	$207	$(19)	$682	$643	$38

*	2017: Income tax impact of adjustments: $(5)M from mark-to-market adjustment, $(13)M from other than temporary impairment (OTTI) on equity method investment - Renewables, $(8)M from restructuring charges - Networks, $(179)M from loss from held for sale measurement - Gas, $43 million from adjustment to unitary income taxes at Renewables as a result of expected future sale of Gas.
*	2016: Income tax impact of adjustments: $14M from sale of equity method investment- Corporate, $(1)M on impairment of investment - Networks, $1M from sale of other investment and $8M from mark-to-market adjustments - Renewables .

	Non-GAAP Adjusted Net Income (Loss) - $M
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16
Networks	$133	$161	$(28)	$507	$482	$25
Renewables	6	(5)	11	120	100	20
Corporate	49	51	(2)	55	61	(7)

Adjusted Net Income	$188	$207	$(19)	$682	$643	$38

Reconcilation of Non-U.S. GAAP Financial Measures

Avangrid, Inc.

Reconciliation of Adjusted Non-GAAP Earnings (Loss) Per Share (EPS)

(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2017	2016	’17 vs ’16	2017	2016	’17 vs ’16
Networks	$0.40	$0.52	$(0.12)	$1.60	$1.55	$0.05
Renewables	0.70	(0.03)	0.73	1.07	0.37	0.70
Corporate	0.17	0.16	0.01	0.19	0.26	(0.07)
Gas Storage	(1.53)	0.01	(1.54)	(1.64)	(0.14)	(1.50)

Earnings Per Share	$(0.25)	$0.67	$(0.92)	$1.23	$2.04	$(0.81)
Adjustments:
Sale of equity method investment	—	—	—	—	(0.12)	0.12
Restructuring charges	0.06	—	0.06	0.07	—	0.07
Impairment of equity method and other investment	0.16	—	0.16	0.16	0.01	0.15
Mark-to-market adjustments - Renewables	0.05	0.02	0.04	0.05	(0.07)	0.11
Loss from held for sale measurement	2.08	—	2.08	2.08	—	2.08
Impact of the Tax Act	(1.06)	—	(1.06)	(1.06)	—	(1.06)
Income tax impact of adjustments*	(0.52)	(0.01)	(0.52)	(0.52)	0.07	(0.60)
Gas Storage, net of tax	0.09	(0.01)	0.10	0.21	0.14	0.07

Adjusted Earnings Per Share	$0.61	$0.67	$(0.06)	2.20	$2.08	$0.12

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

*	2017: EPS Income tax impact of adjustments: $(0.01) from mark-tomarket adjustment, $(0.04) from other than temporary impairment (OTTI) on equity method investment - Renewables and $(0.03) from restructuring charges - Networks, $(0.58) from loss from held for sale measurement, $0.14 from adjustment to unitary income taxes at Renewables as a result of expected future sale of Gas.
*	2016: EPS Income tax impact of adjustments: $0.05 from sale of equity method investment - Corporate and $0.02 from mark-to-market adjustment - Renewables.

	Non-GAAP Adjusted Earnings (Loss) Per Share
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16	Adjusted 2017	Adjusted 2016	Adjusted ’17 vs ’16
Networks	$0.43	$0.52	$(0.09)	$1.64	$1.56	$0.08
Renewables	0.02	(0.02)	0.04	0.39	0.32	0.06
Corporate	0.16	0.17	(0.01)	0.18	0.20	(0.02)

Adjusted Earnings Per Share	$0.61	$0.67	$(0.06)	$2.20	$2.08	$0.12

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding